Exhibit 99.1

China GengSheng Minerals Announces Results of 2012 Annual Meeting of Stockholders

GONGYI, China, October 19, 2012 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS) (the “Company” or “GengSheng”), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy-efficient materials for a variety of industrial applications, today announced the results of its 2012 Annual Meeting of Stockholders (the "Annual Meeting"), which was held on October 18, 2012 in Gongyi, Henan, People’s Republic of China.

At the Annual Meeting, the stockholders of GengSheng approved the following proposals:

  Elected the Company’s Board of Directors to hold office until the 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualified; and

  Ratified the appointment of PKF Hong Kong, as the Company’s independent registered public accounting firm.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 170 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

For more information, please contact:

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
ir@gengsheng.com
+86-371-6405-9846